Exhibit 10.32

TENANCY AGREEMENT
Lessor (hereinafter referred to as Party A)  : Mingzhuo Tan

Lessee (hereinafter referred to as Party B)  : Jiangmen Wealth Water Purifying Agent Co., Ltd

In accordance with relevant Chinese laws, decrees and pertinent rules and regulations of Jiangmen City, Party A and Party B have reached an agreement through friendly consultation to conclude the following contract.

1.	Party A agrees to let and Party B agrees to take the lease of premise located on Floor 3rd- 7th, 109, No.99, Jianshe Road 3 as an office.

2.
The Parties agree that Flat is hereby leased from January 1, 2011 to December 31, 2015. The rental for the Flat is RMB 80,000, approximately USD$11,800, per month and shall be paid before the 15th of each month.

3.	Party A shall deliver the premises to Party B before January 1, 2011 and finish relevant procedures.

4.	Rights and Obligations of Party A:

    1) Party A shall deliver the premises to Party B at the commencement date of this Agreement.
    2) Receive rent monthly.

5.	Rights and Obligations of Party B:

    1) Party B shall pay the rental within the prescribed time.
    2) Upon expiration or termination of this Agreement, Party B shall deliver the Flat back to Party A in full. Party B has the priority to renew the tenancy under same condition.

6.	If all the obligations under the contract cannot be performed owing to force majeure, the Parties shall settle problems through consultation.

7.
Party A and Party B shall settle all disputes arising from the performance, dissolution of this Agreement through friendly consultation. In case no settlement can be reached, either party shall have the right to submit the dispute to the Court at the place of the premises.

8.	Each party hold one of the two copies of the agreement, and takes effect on the date of being signed

Party A: /s/ Mingzhuo Tan
                Mingzhuo Tan

Party B: /s/ Jiangmen Wealth Water Purifying Agent Co., Ltd
                Jiangmen Wealth Water Purifying Agent Co., Ltd